Fushi Copperweld, Inc. Announces Receipt of 'Going Private' Proposal at $11.50 Per Share

<BEIJING>, <Nov. 3, 2010> /PRNewswire-Asia-FirstCall/ -- Fushi Copperweld, Inc. ("Fushi" or the "Company") (Nasdaq: FSIN ), the leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, transportation and other electrical applications, today announced that its Board of Directors has received a proposal letter from its Chairman and Chief Executive Officer, Mr. Li Fu ("Mr. Fu") and Abax Global Capital (Hong Kong) Limited on behalf of funds managed by it and its affiliates ("Abax") for Mr. Fu and Abax to acquire all of the outstanding shares of Common Stock of Fushi not currently owned by Mr. Fu and his affiliates in a going private transaction for $11.50 per share in cash, subject to certain conditions. Mr. Fu and his affiliates own approximately 29.2% of Fushi's Common Stock.  According to the proposal letter, Mr. Fu and Abax will form an acquisition vehicle for the purpose of completing the acquisition and plan to finance the acquisition with a combination of debt and equity capital. The proposal letter states that the equity portion of the financing would be provided by Mr. Fu, Abax and related sources. The proposal letter also states that Mr. Fu and Abax are currently in discussion to engage a financial advisor to the acquisition vehicle that will be formed by Mr. Fu and Abax.

Fushi's Board of Directors has formed a special committee of independent directors consisting of John F. "Jack" Perkowski, Barry Raeburn and Feng Bai (the "Special Committee") to consider this proposal. The Special Committee intends to retain independent advisors, including an independent financial advisor, to assist it in its work. No decisions have been made by the Special Committee with respect to Fushi's response to the proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.

About Fushi Copperweld
Fushi Copperweld Inc., through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co. Ltd., and Copperweld Bimetallics LLC, is the leading manufacturer and innovator of copper-clad bimetallic engineered conductor products for electrical, telecommunications, transportation, utilities and industrial applications. With extensive design and production capabilities, and a long-standing dedication to customer service, Fushi Copperweld is the preferred choice for bimetallic products worldwide.

Safe Harbor Statement
This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will" "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

For more information, please contact: Investors Nathan J. Anderson, VP/Corporate Development - Fushi Copperweld Inc. Phone +1.931.433.0482 - E-mail: IR@fushicopperweld.com Web: www.fushicopperweld.com

<CONTACT: Nathan J. Anderson, VP/Corporate Development - Fushi Copperweld Inc. at +1-931-433-0482 or IR@fushicopperweld.com >